UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
        OF SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:   33-7811-NY
                                                                      ----------
             GRAFIX CORPORATION (FORMERLY GRAFIX TIME CORPORATION)
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

        8250 S. AKRON ST., SUITE 203, ENGLEWOOD, CO 80121 (303) 790-4653
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                    ---------------------------------------
            (Title of each class of securities covered by this Form)

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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [ ]             Rule 12h-3(b)(1)(ii)[X]
     Rule 12g-4(a)(1)(ii)[ ]             Rule 12h-3(b)(2)(i) [ ]
     Rule 12g-4(a)(2)(i) [ ]             Rule 12h-3(b)(2)(ii)[ ]
     Rule 12g-4(a)(2)(ii)[ ]             Rule 15d-6          [ ]
     Rule 12h-3(b)(1)(i) [ ]


                     Approximate number of holders of record
                      as of the certification or date: 320

                        ---------------------------------

     Pursuant  to  the   requirements   of  the   Securities   Exchange  Act  of
1934,Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 4, 1999                  GRAFIX CORPORATION:
                                       By: /s/ KENT D. KRAUSMAN
                                           -----------------------------
                                               Kent D. Krausman
                                               Chief Executive Officer